Exhibit 3.15

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

ETHYL CORPORATION

I.

The name of the corporation is Ethyl Corporation (the “Corporation”).

II.

The amendment adopted is to amend and restate the Articles of Incorporation in its entirety to read as set forth in Exhibit A attached hereto (the “Amendment”).

III.

The Amendment was adopted by the sole shareholder of the Corporation by written consent effective as of March 17, 2005, in accordance with Sections 13.1-657 and 13.1-688.E of the Virginia Stock Corporation Act (the “VSCA”).

IV.

Pursuant to Section 13.1-606 of the VSCA, these Articles of Amendment and Restatement shall be effective at 5:00 p.m. on March 31, 2005.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed by its authorized officer, this 17th day of March, 2005.

ETHYL CORPORATION

By:	/s/ Russell L. Gottwald, Jr.
Name:	Russell L. Gottwald, Jr.
Title:	President

2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ETHYL CORPORATION

ARTICLE I

The name of the Corporation is Ethyl Corporation.

ARTICLE II

The purpose for which the Corporation is formed is to transact any and all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).

ARTICLE III

1. The total number of shares which the Corporation shall have authority to issue shall be 1,000 shares of common stock, without par value (the “Common Stock”).

2. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

3. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders, and the exclusive general voting power for all purposes shall be vested therein.

ARTICLE IV

The number of Directors constituting the Board of Directors shall be designated in the Corporation’s Bylaws.

ARTICLE V

1. To the full extent that the VSCA, as it exists on that date hereof, or as hereafter amended, permits the limitation or elimination of the liability of Directors and officers, no Director or officer of the Corporation made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article V.

2. To the full extent permitted by the VSCA as it exists on the date hereof, or as hereafter amended, the Corporation shall indemnify any person who is or was a party to any proceeding by reason of the fact that (a) he or she is or was a Director or officer of the Corporation, or (b) he or she is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of the disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

3. The Board of Directors is hereby empowered, by majority vote of a quorum of the disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in subsection (a) or (b) of Section 2 of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee, agent or consultant of the Corporation, or is or was serving at the request of the Corporation as an employee, agent or consultant of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (b) of Section 2 of this Article V.

4. The provisions of this Article V shall be applicable to all proceedings commenced after the effective date hereof arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article V and shall pay or reimburse promptly all reasonable expenses, including attorneys’ fees, incurred by such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. Every reference herein to Directors, officers, trustees, partners, employees, agents or consultants shall include former Directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this section. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

6. Each provision of this Article V shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

7. Unless otherwise defined, terms used in this Article V shall have the definitions assigned to them in the VSCA, as it exists on the date hereof or as hereafter amended.